UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant ☐       Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting material Pursuant to §240.14a-12

Masimo Corporation

(Name of Registrant as Specified In Its Charter)

POLITAN CAPITAL MANAGEMENT LP
POLITAN CAPITAL MANAGEMENT GP LLC
POLITAN CAPITAL PARTNERS GP LLC
POLITAN CAPITAL NY LLC
POLITAN INTERMEDIATE LTD.
POLITAN CAPITAL PARTNERS MASTER FUND LP
POLITAN CAPITAL PARTNERS LP
POLITAN CAPITAL OFFSHORE PARTNERS LP
QUENTIN KOFFEY
MATTHEW HALL
AARON KAPITO
WILLIAM JELLISON

DARLENE SOLOMON

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

On September 17, 2024, Politan Capital Management LP, together with its affiliates, issued the following press release:

Leading Proxy Advisory Firm Glass Lewis Reiterates Recommendation That Masimo Shareholders Vote FOR Both of Politan’s Independent Director Nominees

Glass Lewis States That Politan’s Nominees Represent a “Clear, Reasoned and Compelling Alternative to the Status Quo”

Believes Investors Should Have “Little Confidence” in Existing Board’s Ability to Advance Review of Strategic Alternatives

Stresses that Politan’s Nominees “Would Go a Long Way to Ensuring the Interests of All Investors Are Clearly and Consistently Represented”

NEW YORK – September 17, 2024 – Politan Capital Management (together with its affiliates, “Politan”), an 8.9% shareholder of Masimo Corporation (“Masimo” or the “Company”) (NASDAQ: MASI), today highlighted that leading proxy advisory firm Glass, Lewis & Co. (“Glass Lewis”) has updated its earlier report to reiterate its recommendation that shareholders vote FOR the election of Politan’s nominees, Darlene Solomon and Bill Jellison, to the Company’s Board of Directors (the “Board”) at the Annual Meeting of Stockholders (the “Annual Meeting”), set for September 19.

In its reaffirmation that urgent change is needed at the Annual Meeting, Glass Lewis writes:1

Reiterating Its Recommendation for Politan’s Nominees

•	“[W]e remain decidedly concerned with the efficacy of Masimo's status quo oversight architecture. We further maintain investors should have exceedingly limited confidence in the existing board's ability to credibly advance a thoughtful and independent review of key strategic alternatives, including a separation of Masimo's much maligned consumer millstone.”

•	“As an important bookend to the foregoing perspectives, we also continue to believe Politan's nominees — both of whom we consider credible and independent — represent a sound substitute here, and would go a long way to ensuring the interests of all investors are clearly and consistently represented at a particularly critical juncture for the Company.”

Refuting Masimo’s Claims That Politan Wants Control

•	“Indeed, we consider the only evident change of control contemplated here is a tilt away from a board governed by the preferences of CEO Joe Kiani and toward one populated by a majority of independent directors.”

Dismissing Mr. Kiani’s Threats of Disruption

•	“[A]s it relates to the possible departure of a wider swathe of Masimo employees, we find it rather disconcerting that the board continues to rely on a speculative letter which subsequent filings — including, among others, an internal Masimo email — suggest was viewed as compulsory and coercive by an indeterminate number of Masimo staff members.”

Rejecting Masimo’s Argument That Politan Has Not Presented a Plan

•	“[W]e consider the board's determination to reference the prospectively harmful implications of ‘uncertainty around ... Masimo's strategy’ to be a decidedly bold angle, given long-term Masimo investors are still reeling from the legacy board's willingness to endorse a costly non-core boondoggle from which the Company has not yet recovered … Perhaps more alarming in this context, Mr. Kiani has remained largely unrepentant regarding the arrangement…”

1 Permission to quote Glass Lewis was neither sought nor obtained. Underlining added.

•	“[W]e would emphasize our view that the board's position on the matter remains disingenuous in any case. In particular, we consider Politan's materials have regularly espoused an intended direction for Masimo, including: (i) an orderly exit from the Company's consumer business … (ii) reviewing Masimo's extant portfolio to identify potentially failed or mismanaged products … and drive growth; and (iii) reviewing Masimo's cost architecture to improve margins toward long-stated but never achieved targets, in all cases while supporting strong R&D spend girded by enhanced procedural architecture.”

Rebutting Masimo’s Argument That 2nd Quarter Performance Is Validation

•	“For the avoidance of doubt, we consider Masimo's recent quarterly results and updated guidance continue to leave no credible space for mixed messaging, as the consumer health business — which, more two years on from the SU deal and notwithstanding the central premise underpinning the original value-destroying transaction, is expected to have $0 in revenue impact in connection with a prospective separation — remains in an unchecked tailspin. We thus do not see that an uptick in quarterly performance by a core segment which Politan has regularly argued should be Masimo's central focus proves to be a particularly impressive bastion for the status quo here.”

Noting the California Litigation Has Further Highlighted the Governance Failings of Masimo’s Board

•	“Just as notably, our original position is arguably reinforced with reference to a litany of positions taken by Masimo in the related proceeding which clearly failed to gain traction.”

•	“Among other things, we note the following: (i) Masimo failed to establish the spin-off was the idea of Mr. Koffey, rather than Mr. Kiani, undermining a key defensive narrative; (ii) Masimo failed to establish Politan misrepresented the selection of advisors by the special committee; (iii) Masimo failed to establish Mr. Koffey attempted to expand his committee powers beyond the bounds of the committee's authority to purposely craft a non-viable term sheet; (iv) the Court concluded members of the committee were ‘made aware’ of the terms underpinning the early February 2024 term sheet, and that evidence shows such members, ‘even without being provided the term sheet, comprehended the proposed terms of the spin-off’; (v) Masimo failed to convincingly support the claim that Politan sought to secretly secure information damaging to Masimo, which claim Masimo continues to make, including as recently as September 15, 2024; (vi) the prior presentation of certain materials by CFO Micah Young to the board ‘[did] not appear to be a budget’, reinforcing concern that board-level information flows are atypical and inadequate.; (vii) Mr. Kiani failed to provide the name of the prospective joint venture partner to Mr. Koffey and Ms. Brennan, despite having provided it to the remaining members of the board weeks prior; and (viii) ‘from the Court's perspective, a reasonable shareholder would be more concerned with [Mr.] Kiani signing a term sheet, albeit a non-binding one, with a potential joint-venture partner without consulting Masimo's complete Board’ (emphasis added).”

Politan encourages shareholders to visit www.AdvanceMasimo.com for more information.

Your vote is important, no matter how many shares of Common Stock you own. We urge you to sign, date, and return the WHITE universal proxy card today to vote FOR the election of the Politan Nominees and in accordance with the Politan Parties’ recommendations on the other proposals on the agenda for the 2024 Annual Meeting.

If you have any questions, require assistance in voting your

WHITE universal proxy card or voting instruction form,

or need additional copies of Politan’s proxy materials,

please contact D.F. King using the contact information provided here:

D.F. King & Co., Inc.

48 Wall Street

New York, New York 10005

Stockholders call toll-free: (888) 628-8208

Banks and Brokers call: (212) 269-5550

By Email: MASI@dfking.com

Additionally, on September 17, 2024, Politan filed the following Motion To Leave to File a Second Amended and Supplemented Verified Complaint:

IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

POLITAN CAPITAL MANAGEMENT LP, a Delaware limited partnership, Plaintiff, v. JOE E. KIANI, CRAIG B. REYNOLDS, and ROBERT A. CHAPEK, Defendants, and MASIMO CORPORATION, a Delaware corporation, Nominal Defendant.	)	C.A. No. 2024-0755-NAC

PLAINTIFF'S MOTION FOR LEAVE TO FILE SECOND AMENDED AND SUPPLEMENTED VERIFIED COMPLAINT

Plaintiff Politan Capital Management LP hereby moves, pursuant to Court of Chancery Rules 15(a) and (d), for an order granting Politan leave to file and serve the Verified Second Amended and Supplemented Complaint (the "Second Amended Complaint"), attached as Exhibit A hereto, to add RTW Investments LP ("RTW") as an additional defendant. A redline comparison showing the proposed changes to the Verified First Amended Complaint (the "First Amended Complaint") is attached as Exhibit B. The grounds for this motion are as follows:

INTRODUCTION[1]

1. This action arises out of Masimo Corporation's ("Masimo") Chairman and Chief Executive Officer, Joe E. Kiani's last-ditch attempt to maintain his control over Masimo by manipulating the corporate machinery and impeding the stockholder franchise in advance of the annual meeting scheduled to take place on Thursday, September 19, 2024. Those efforts have included colluding with his allies at RTW on an illegal "empty voting" scheme through which RTW has obtained and voted a substantial number of shares for which it has no economic interest in a manner that may determine the outcome of the election.

2. Previously, Masimo denied any knowledge of the plan carried out by Mr. Kiani's friends at RTW to manipulate the outcome of the election by voting shares in which RTW had no economic interest. Notably, Glass Lewis wrote in its report that if additional evidence emerged demonstrating Masimo <u>was</u> aware, it would be a "highly inappropriate manipulation of the shareholder franchise and a severe indictment of Masimo's credibility and corporate governance." Discovery in the California action commenced by Masimo has confirmed that is precisely what happened.

---

[1] Capitalized terms not otherwise defined have the meanings ascribed to them in the proposed Second Amended Complaint.

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3. As detailed in Politan's First Amended Complaint, Mr. Kiani and the executives at RTW in charge of voting the firm's Masimo position engaged in multiple communications that show that Mr. Kiani and Masimo's advisors not only knew about RTW artificially inflating its vote totals to approximately 10% through empty voting – more than three times RTW's economic interest, but even knew which specific shareholder would only be able to vote "a fraction of the…shares…the firm owns."

4. In its First Amended Complaint, Politan expressed concern that RTW would try again to engage in empty voting before the annual meeting, which is now just two days away. Unfortunately those concerns have now been realized.

5. Voting data made available to Politan today shows that in the last twenty-four hours, RTW voted 4.6 million shares—which, combined with the approximately 600,000 shares that Politan believes RTW voted previously, amounts to nearly 10% of Masimo's outstanding shares—in favor of Mr. Kiani and the Masimo slate. However, the vast majority of these shares are those for which RTW has no economic interest. The 4.6 million shares have the potential to be outcome-determinative in the proxy contest.

6. Politan seeks to add these allegations to its pleading and name RTW as a respondent in this action to hold it accountable for aiding and abetting Mr. Kiani's

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entrenchment and using an illegal scheme to disenfranchise shareholders by diluting their voting rights. Accordingly, the proposed Second Amended Complaint adds RTW as a defendant. The Second Amended Complaint asserts that RTW aided and abetted Mr. Kiani's breach of fiduciary duties. Other revisions have been made to the Amended Complaint based on subsequent developments.

BACKGROUND

7. Politan filed its Complaint and Motion to Expedite on July 17, 2024 against Defendants Masimo Corporation and three of its board of directors, Joe E. Kiani, Craig B. Reynolds, and Robert A. Chapek (the "Director Defendants," and with Masimo, the "Defendants"). The Complaint requests that the Court: (i) determine that the Director Defendants breached their fiduciary duties by moving the Annual Meeting from July 25, 2024 to September 19, 2024; (ii) order that Masimo set the record date for the Annual Meeting for as soon as possible; (iii) summarily order that, pursuant to 8 Del. C. § 211(c), Masimo must hold its Annual Meeting as soon as possible, without further adjournment or postponement (unless permitted by the Court); (iv) declare that the Company and the Director Defendants are estopped from rejecting Politan's nominations of Dr. Solomon and Mr. Jellison at the Annual Meeting; and (v) enter an appropriate status quo order to prevent Defendants from taking any material action before the Annual Meeting.

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8. On July 15, 2024, Masimo commenced a lawsuit against Politan, Mr. Koffey, Ms. Brennan, and Politan's nominees in the United States District Court for the Central District of California (the "California Action"). Masimo asserted, among other things, that Politan violated Section 14(a) of the Securities Exchange Act by allegedly making false and misleading statements and omissions in its proxy filings. Throughout the California Action, Masimo took the position that any violation of Section 14(a) empowers Mr. Kiani, as the chairman of the Annual Meeting, to reject Politan's nomination (the "Nomination Notice") under Masimo's Bylaws.

9. Masimo also moved for a preliminary injunction in the California Action (the "PI Motion") seeking an order (i) requiring Politan to make corrective disclosures to its proxy materials and (ii) enjoining Politan from voting proxies solicited on the basis of the proxy materials and from soliciting any further proxies until corrective disclosures are made.

10. On September 9, 2024, the California Court held a hearing on Masimo's PI Motion. The next day, on September 10, 2024, Masimo informed Politan that it would not reject Politan's Nomination Notice. On September 11, 2024, the California Court denied Masimo's PI Motion.

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11. Discovery in the California Action revealed that Mr. Kiani actively coordinated an empty voting scheme which was carried out by a close personal friend of his, Dr. Naveen Yalamanchi, Portfolio Manager and Partner at RTW.

12. After Masimo delayed the record date (to August 12) and Annual Meeting date (to September 19), RTW once again built up a large empty position in Masimo's stock around the new record date. Specifically, as with the earlier instance of empty voting, both short interest and trading volume in Masimo's stock spiked in the days leading up to the record date. Indeed, short interest spiked to an even greater extent than last time—and, just like last time, it returned to normal levels soon after the record date.

June Record Date
August Record Date
Record Date
Shares Short
8,000,000
7,000,000
6,000,000
5,000,000
4,000,000
3,000,000
2,000,000
1,000,000
0
-21
-19
-17
-15
-13
-11
-9
-7
-5
-3
-1
1
3
5
7
9
11
13
15
17
19
21
Record date +/1 21 trading days

13. Then, on August 21, Depository Trust and Clearing Company reported that over four million Masimo shares were voted early in favor of Mr. Kiani's director slate. Those votes were mysteriously revoked by the voting stockholder on August 26, 2024, which is extraordinarily unusual—typically a vote is changed

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merely by submitting a new vote which has the operative effect of cancelling the prior vote.

14. Based on its research, Politan has determined that 864,805 of the shares voted on August 21 were custodied with Bank of America Securities and represent a confirmed RTW position. Indeed, the custody accounts where all the voted shares reside are known custodians of RTW, according to RTW's Form ADV filed with the SEC. Further, all the votes that were revoked on August 26 were attributed to a single stockholder. Therefore, on information and belief, RTW is the stockholder that voted and revoked over four million shares.

15. In light of this evidence, on September 3, 2024, Politan filed its First Amended Complaint. The First Amended Complaint requests an order declaring that any votes cast by RTW that exceed RTW's economic interest in the Company are invalid, in the event Masimo's stockholders are disenfranchised by RTW's empty vote.

16. On September 17, 2024, RTW voted approximately 4.6 million shares for which it has no economic ownership in favor of Masimo's nominees. It is highly possible that RTW's empty voting will be outcome–determinative.

17. Accordingly, the Court should grant leave to file the Second Amended Complaint.

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ARGUMENT

18. Under Court of Chancery Rule 15(a), leave to amend a pleading "shall be freely given when justice so requires." Ct. Ch. R. 15(a). This rule "is designed to implement the modern philosophy that cases are to be tried on their merits, not on the pleadings." *Cartanza v. LeBeau*, 2006 WL 903541, at *2 (Del. Ch. Apr. 3, 2006). "[C]ourts will not test the sufficiency of pleadings in ruling on a motion to amend." *Id.* Rather, "[i]n the absence of prejudice to another party, the trial court is required to exercise its discretion in favor of granting leave to amend." *Mullen v. Alarmguard of Delmarva, Inc.*, 626 A.2d 258, 263 (Del. 1993). A motion for leave to amend will be denied only if the moving party "inexcusably delayed in making its request and [the opposing party] is prejudiced as a result." *Parnes v. Bally Entm't Corp.*, 2000 WL 193112, at *2 (Del. Ch. Feb. 8, 2000).

19. A substantively identical standard governs motions to supplement pleadings. Court of Chancery Rule 15(d) provides that the Court may allow a party "to serve a supplemental pleading setting forth transactions or occurrences or events which have happened since the date of the pleading sought to be supplemented." Ct. Ch. R. 15(d). The standard under Rule 15(d) is "highly permissive." *See, e.g.*, *Vichi v. Koninklijke Philips Elecs., N.V.*, 85 A.3d 725, 757 (Del. Ch. 2014). Generally, leave to supplement a pleading under Rule 15(d) "should be freely granted and can

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be denied only if the plaintiff inexcusably delayed making its request ***and*** the defendant is prejudiced as a result." *BabyAge.com, Inc. v. Weiss*, 2009 WL 3206487, at *1 (Del. Ch. Oct. 1, 2009) (emphasis added). A party opposing a motion to supplement "bears the burden of proving inexcusable delay and resulting prejudice." *Id.* In the absence of prejudice to the opposing party, "the trial court is required to exercise its discretion in favor of granting leave[.]" *Mullen v. Alarmguard of Delmarva, Inc.*, 625 A.2d 258, 263 (Del. 1993) (citation omitted); *accord Parnes v. Bally Entm't Corp.*, 2000 WL 193112, at *2 (Del. Ch. Feb. 8, 2000) (granting leave to file supplemental complaint in absence of a showing of inexcusable delay or prejudice).

20. Plaintiff has not delayed in seeking leave to amend. While Politan had concerns that Mr. Kiani and RTW would seek to once again manipulate the stockholder vote through empty voting, RTW did not actually vote its empty position until September 17, 2024. Politan sought leave the same day.

21. Defendants will not suffer any undue prejudice as a result of the Second Amended Complaint. Plaintiff's core legal theory has not changed—Plaintiff contends that the Director Defendants breached their fiduciary duties by (a) knowingly facilitating, or failing to take any action to remedy, RTW's manipulation of the stockholder vote in a timely manner, (b) commencing the California Action

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against Politan for the wrongful purpose of invalidating Politan's Nomination Notice, and (c) moving the Annual Meeting from July 25, 2024 to September 19, 2024.

22. While Plaintiff has added RTW as an additional defendant to ensure prompt and complete relief, that claim is a natural consequence of the theory that the Director Defendants breached their fiduciary duties by, among other things, knowingly facilitating RTW's empty voting scheme. *See, e.g.*, *Mullen v. Alarmguard of Delmarva, Inc.*, 625 A.2d 258, 263 (Del. 1993) ("A motion to amend under Rule 15(a) may also be used to add, substitute or drop parties… the reach of Rule 15(a) may extend to bring in separate entities, not originally named as defendants."). Moreover, RTW was provided the public version of the Complaint ten days ago, on September 7, 2024, and has received discovery and other demands from Politan.

23. Finally, Plaintiff seeks to narrow the issues by dropping Count III of the First Amended Complaint.

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CONCLUSION

For the foregoing reasons, Politan respectfully requests that the Court allow Politan to file and serve the Second Amended Complaint attached hereto as Exhibit A.

MORRIS, NICHOLS, ARSHT &
TUNNELL LLP

OF COUNSEL:

Michael E. Swartz
Frank W. Olander
SCHULTE ROTH & ZABEL LLP
919 Third Avenue
New York, NY 10022
(212) 756-2000

Attorneys for Politan Capital Management LP

Nishal R. Ramphal
CADWALADER, WICKERSHAM & TAFT LLP
200 Liberty Street,
New York, NY 10281
(212) 504-6000

Attorneys for Politan Capital Management LP

September 17, 2024

/s/ John P. DiTomo
John P. DiTomo (#4850)
Alexandra M. Cumings (#6146)
Alec F. Hoeschel (#7066)
Louis Masi (#7233)
1201 N. Market Street
Wilmington, DE 19801
(302) 658-9200
jditimo@morrisnichols.com
acumings@morrisnichols.com
ahoeschel@morrisnichols.com
lmasi@morrisnichols.com

Attorneys for Politan Capital Management LP

Words: 1,956 / 3,000

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In addition, on the evening of September 17, 2024, Politan updated its website, www.AdvanceMasimo.com (the “Site”), in connection with the solicitation of stockholders of Masimo. Copies of the materials posted to the Site are filed herewith.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The information herein contains “forward-looking statements.” Specific forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and include, without limitation, words such as “may,” “will,” “expects,” “believes,” “anticipates,” “plans,” “estimates,” “projects,” “potential,” “targets,” “forecasts,” “seeks,” “could,” “should” or the negative of such terms or other variations on such terms or comparable terminology. Similarly, statements that describe our objectives, plans or goals are forward-looking. Forward-looking statements are subject to various risks and uncertainties and assumptions. There can be no assurance that any idea or assumption herein is, or will be proven, correct. If one or more of the risks or uncertainties materialize, or if any of the underlying assumptions of Politan Capital Management LP (“Politan”) or any of the other participants in the proxy solicitation described herein prove to be incorrect, the actual results may vary materially from outcomes indicated by these statements. Accordingly, forward-looking statements should not be regarded as a representation by Politan that the future plans, estimates or expectations contemplated will ever be achieved.

Certain statements and information included herein may have been sourced from third parties. Politan does not make any representations regarding the accuracy, completeness or timeliness of such third party statements or information. Except as may be expressly set forth herein, permission to cite such statements or information has neither been sought nor obtained from such third parties. Any such statements or information should not be viewed as an indication of support from such third parties for the views expressed herein.

Politan disclaims any obligation to update the information herein or to disclose the results of any revisions that may be made to any projected results or forward-looking statements herein to reflect events or circumstances after the date of such information, projected results or statements or to reflect the occurrence of anticipated or unanticipated events.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Politan and the other Participants (as defined below) have filed a definitive proxy statement and accompanying WHITE universal proxy card or voting instruction form with the Securities and Exchange Commission (the “SEC”) to be used to solicit proxies for, among other matters, the election of its slate of director nominees at the 2024 annual stockholders meeting (the “2024 Annual Meeting”) of Masimo Corporation, a Delaware corporation (“Masimo”). Shortly after filing its definitive proxy statement with the SEC, Politan furnished the definitive proxy statement and accompanying WHITE universal proxy card or voting instruction form to some or all of the stockholders entitled to vote at the 2024 Annual Meeting.

The participants in the proxy solicitation are Politan, Politan Capital Management GP LLC (“Politan Management”), Politan Capital Partners GP LLC (“Politan GP”), Politan Capital NY LLC (the “Record Stockholder”), Politan Intermediate Ltd., Politan Capital Partners Master Fund LP (“Politan Master Fund”), Politan Capital Partners LP (“Politan LP”), Politan Capital Offshore Partners LP (“Politan Offshore” and, collectively with Politan Master Fund and Politan LP, the “Politan Funds”), Quentin Koffey, Matthew Hall, Aaron Kapito (all of the foregoing persons, collectively, the “Politan Parties”), William Jellison and Darlene Solomon (such individuals, collectively with the Politan Parties, the “Participants”).

As of the date hereof, the Politan Parties in this solicitation collectively own an aggregate of 4,713,518 shares (the “Politan Group Shares”) of common stock, par value $0.001 per share, of Masimo (the “Common Stock”). Mr. Koffey may be deemed to own an aggregate of 4,714,746 shares of Common Stock (the “Koffey Shares”), which consists of 1,228 restricted stock units that vested on June 26, 2024 as well as the Politan Group Shares. Politan, as the investment adviser to the Politan Funds, may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the Politan Group Shares, and, therefore, Politan may be deemed to be the beneficial owner of all of the Politan Group Shares. The Record Stockholder is the direct and record owner of 1,000 shares of Common Stock that comprise part of the Politan Group Shares. Both the Politan Group Shares and the Koffey Shares represent approximately 8.9% of the outstanding shares of Common Stock based on 53,478,694 shares of Common Stock outstanding as of August 12, 2024, as reported in Masimo’s revised definitive proxy statement filed on August 15, 2024. As the general partner of Politan, Politan Management may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) all of the Politan Group Shares and, therefore, Politan Management may be deemed to be the beneficial owner of all of the Politan Group Shares. As the general partner of the Politan Funds, Politan GP may be deemed to have the shared power to vote or to direct the vote of (and the shared power to dispose or direct the disposition of) all of the Politan Group Shares, and therefore Politan GP may be deemed to be the beneficial owner of all of the Politan Group Shares. Mr. Koffey, including by virtue of his position as the Managing Partner and Chief Investment Officer of Politan and as the Managing Member of Politan Management and Politan GP, may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) all of the Koffey Shares.

IMPORTANT INFORMATION AND WHERE TO FIND IT

POLITAN STRONGLY ADVISES ALL STOCKHOLDERS OF MASIMO TO READ ITS DEFINITIVE PROXY STATEMENT, ANY AMENDMENTS OR SUPPLEMENTS TO SUCH PROXY STATEMENT AND OTHER PROXY MATERIALS FILED BY POLITAN WITH THE SEC AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT WWW.SEC.GOV. THE DEFINITIVE PROXY STATEMENT AND OTHER RELEVANT DOCUMENTS ARE ALSO AVAILABLE ON THE SEC WEBSITE, FREE OF CHARGE, OR BY DIRECTING A REQUEST TO THE PARTICIPANTS’ PROXY SOLICITOR, D.F. KING & CO., INC., 48 WALL STREET, 22ND FLOOR, NEW YORK, NEW YORK 10005 STOCKHOLDERS CAN CALL TOLL-FREE: (888) 628-8208.

Investor Contact

D.F. King & Co., Inc.

Edward McCarthy

emccarthy@dfking.com

Media Contacts

Dan Zacchei / Joe Germani

Longacre Square Partners

dzacchei@longacresquare.com / jgermani@longacresquare.com